CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133631 of Community Bancorp. on Form S-8 of our report dated June 19, 2012, appearing in this Annual Report on Form 11-K of Community Bancorp and Designated Subsidiaries Retirement Savings Plan for the year ended December 31, 2011.

Portland, Maine
June 19, 2012
VT Reg. No. 92-0000278

Bangor, ME ● Portland, ME ● Manchester, NH
www.berrydunn.com